Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	September 5, 2017
TELEFLEX INCORPORATED TO ACQUIRE NEOTRACT

Significantly advances Teleflex’s offering of urological solutions
Provides differentiated, high-growth and high-margin product offering with demonstrable clinical benefits
Compelling financial profile expected to substantially enhance Teleflex’s revenue growth, margins, earnings and cash flow generation capabilities

Company to host conference call at 8am ET

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company” or “Teleflex”) and NeoTract, Inc. today announced that the companies have entered into a definitive agreement under which Teleflex will acquire NeoTract in a transaction valued up to $1.1 billion. Under the terms of the agreement, Teleflex will acquire NeoTract for an upfront cash payment of $725 million at closing, and up to an additional $375 million upon the achievement of certain commercial milestones related to sales through the end of 2020. The Boards of Directors of both Teleflex and NeoTract have unanimously approved the transaction. This transaction is subject to the satisfaction of customary closing conditions and is expected to close within the next 30 days.

Founded in 2004, NeoTract is a privately-held medical device company that has developed and commercialized the FDA-cleared UroLift® System, a novel, minimally invasive technology for treating lower urinary tract symptoms due to benign prostatic hyperplasia, or BPH. Performed primarily through a transurethral outpatient procedure, the UroLift® System delivers permanent implants that hold open the urethra, reducing the prostate obstruction without cutting, heating, or removing prostate tissue. NeoTract had revenues of approximately $51 million in 2016 compared to approximately $18 million in 2015, representing 178% year-over-year growth. During 2017, NeoTract’s revenues are expected to be between $115 million to $120 million, and we anticipate revenues to grow at least 40% in 2018.

“We are excited to announce this definitive agreement with NeoTract, as this combination is expected to solidify Teleflex’s ability to generate mid-single digit constant currency revenue growth for the next several years, as well as enhance Teleflex’s margin profile,” said Benson Smith, Chairman and Chief Executive Officer of Teleflex. “NeoTract is a truly unique company with a differentiated technology that targets a greater than $30 billion addressable market, and through their internally developed, patented UroLift® System, have achieved sequential quarterly revenue growth of 20% or greater in 13 of the past 14 quarters. Importantly, while we believe NeoTract has compelling growth opportunities as they continue to penetrate the market with their existing product, we look forward to potential longer-term benefits from their second generation UroLift® System, which is expected to launch in the second half of 2018, and being able to leverage our international distribution network moving forward.”

Added Smith, "Similar to Vascular Solutions, Vidacare and LMA, this transaction represents an opportunity to acquire a company that meets our key M&A objectives, which include obtaining a product portfolio that fits into our existing strategic business unit franchises and call points; products that provide a superior clinical benefit to existing alternatives and a cost benefit to hospitals; long product life cycles that benefit from patent protection; and the ability to further improve our financial profile. This transaction increases our scale within a call point that we already know quite well, and creates value for Teleflex shareholders by generating attractive financial returns.”

Dave Amerson, President and CEO of NeoTract, said, "We are excited to join the Teleflex organization, which shares our vision for making UroLift the standard of care for BPH. Today's announcement is a recognition of our focus on patient outcomes and the hard work and dedication of the entire NeoTract team. I want to especially thank Josh Makower, M.D., Founder and Chairman, Ted Lamson, Ph.D., Founder and Chief Technical Officer and Joe Catanese, Ph.D., Founder and VP Professional Education, who took UroLift from concept to reality.  We have tremendous respect for the Teleflex team and look forward to partnering with them to continue changing patient lives and delivering best-in-class revenue growth."

STRATEGIC AND FINANCIAL BENEFITS AND TRANSACTION DETAILS

Expands Teleflex’s product portfolio into large BPH market opportunity: The addition of NeoTract will greatly enhance Teleflex’s presence in the urological market as NeoTract’s UroLift® System is a novel solution used to address a significant medical issue and targets a total addressable market estimated at over $30 billion.

Accelerates Teleflex’s sales growth trajectory and provides significant opportunity to capitalize on existing sales channel: NeoTract, a global leader in the urological market, has experienced robust clinical adoption and significant revenue growth since initiating product commercialization. This acquisition positions Teleflex to expand its presence in the urological call point, while also enhancing NeoTract’s revenue growth by capitalizing on Teleflex’s international presence and distribution network.

Strong clinical data and established reimbursement: Since receipt of CE Mark in 2010 and de novo 510(k) in 2013, NeoTract’s UroLift® System has been the subject of a significant number of studies, including two randomized clinical trials, seven open-label studies and three meta-analyses. Additionally, the UroLift® System has broad, sustainable reimbursement in place, including dedicated category 1 CPT codes specific to the UroLift® System procedure prostatic urethral lift and is 100% covered by Medicare Administrative Contractors, which translates to approximately 174 million covered lives in the United States.

Transaction structure and financial rationale: The transaction is structured as a merger in which Teleflex will acquire NeoTract for an upfront cash payment of $725 million at closing, and up to an additional $375 million upon the achievement of certain commercial milestones related to sales through the end of 2020. The transaction is expected to close within the next 30 days and is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The acquisition is expected to be slightly dilutive to adjusted earnings per share1 in 2017, however, the Company does not expect to adjust its previously provided adjusted earnings per share range as a result of the acquisition. During 2018, the acquisition is expected to be breakeven to adjusted earnings per share1, with significant accretion thereafter, including $0.35 to $0.40 of adjusted earnings per share1 accretion in 2019. The acquisition is expected to generate a return on invested capital that meets Teleflex’s cost of capital in the third year after closing and exceeds Teleflex’s cost of capital in the fourth year after closing.

Financing: Subsequent to the release of second quarter 2017 earnings, and prior to entering in to this acquisition, Teleflex used cash on the balance sheet to repay $475 million of borrowings under its revolving credit facility.

Teleflex plans to finance the acquisition at closing through borrowings under its revolving credit facility. Following consummation of the transaction, Teleflex may look to opportunistically term-out revolving credit facility borrowings through a note offering. Over the long-term, Teleflex intends to maintain its debt to adjusted EBITDA (as calculated in accordance with the terms set forth in the Company’s existing Credit Agreement) at approximately 3.0x.

ADVISORS

Guggenheim Securities is acting as financial advisor to Teleflex and Simpson Thacher & Bartlett LLP is serving as legal counsel.

J.P. Morgan Securities LLC is acting as financial advisor to NeoTract, Inc. and Wilson Sonsini Goodrich & Rosati, is serving as legal counsel.

CONFERENCE CALL & WEBCAST

Teleflex will host a conference call and webcast today, September 5, 2017 at 8:00 AM Eastern Time to discuss the transaction. The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. The conference call can be accessed live by dialing 855-385-6236 (U.S./Canada) or 503-343-6058 (International), Passcode: 79859449. An audio replay will be available until September 12, 2017 at 11:59pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 79859449.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

ABOUT NEOTRACT, INC.

NeoTract, Inc. is dedicated to developing innovative, minimally invasive and clinically effective devices that address unmet needs in the field of urology. The company’s initial focus is on improving the standard of care for patients with BPH using the UroLift System, a minimally invasive permanent implant system that treats symptoms while preserving normal sexual function. Learn more at www.NeoTract.com.

(1)
Adjusted earnings per share exclude specified items such as amortization of acquired intangibles, inventory step-up, restructuring costs and other costs incurred to execute the transaction. Adjusted margins and adjusted earnings per share are non-GAAP financial measures and should not be considered replacements for GAAP results.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, statements related to NeoTract’s expected 2017 and 2018 revenues; expected benefits to Teleflex from the acquisition, including incremental revenue growth, anticipated impacts to adjusted margins and adjusted earnings per share and longer-term benefits resulting from NeoTract’s second generation UroLift System and Teleflex’s international distribution network; expectations with respect to the launch of NeoTract’s second generation UroLift System; expectations with respect to return on invested capital resulting from the acquisition; Teleflex’s expectations with respect to its constant currency revenue growth and long-term debt to adjusted EBITDA levels; and anticipated timing for closing of the transaction. Actual results could differ materially from those in the forward-looking statements due to, among other things, the possibility that the acquisition does not close; unanticipated costs and length of time required to comply with legal requirements and regulatory approvals applicable to the transaction; unanticipated difficulties and expenditures in connection with integration programs; customer and shareholder reaction to the transaction; risks associated with the financing of the transaction; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of regulatory actions related to the proposed acquisition; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates; and other factors described or incorporated in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2016.